Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Coastal Contacts Inc.:

We consent to the use of our report dated December 18, 2012, with respect to the consolidated statements of financial position of Coastal Contacts Inc. as of October 31, 2012, October 31, 2011 and November 1, 2010, and the related consolidated statements of comprehensive loss, changes in shareholders’ equity and cash flows for the years ended October 31, 2012 and October 31, 2011, incorporated by reference in the Registration Statement on Form S-8 pertaining to the Coastal Contacts Inc. 2013 Amended and Restated Stock Option Plan.

/s/ KPMG LLP

Vancouver, Canada
October 15, 2013